Exhibit 99.1

GoodRx Announces Preliminary Fourth Quarter and Full Year 2023 Results and Early Expectations for First Quarter and Full Year 2024
Preliminary fourth quarter Revenue and Adjusted Revenue exceed previously announced guidance

SANTA MONICA, Calif. -- (January 10, 2024) -- GoodRx Holdings, Inc. (Nasdaq: GDRX) (“GoodRx” or the “Company”), the leading destination for prescription savings, today provided preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2023.
Fourth Quarter 2023
•Revenue1,2 and Adjusted Revenue1,2 expected to be in the range of $195 million to $197 million
•Adjusted EBITDA Margin2,3 expected to be in the upper end of previous guidance range provided on November 9, 2023
Full Year 2023
•Revenue1,2 expected to be in the range of $749 million to $751 million
•Adjusted Revenue1,2 expected to be in the range of $759 million to $761 million
•Adjusted EBITDA Margin2,3 expected to be in the upper end of previous guidance range provided on November 9, 2023
“We are encouraged by the preliminary fourth quarter results and the progress we continue to make against our priorities. There is exciting work underway and we expect to build on our accelerating momentum in 2024,” said Karsten Voermann, Chief Financial Officer. “While our line of sight into the first quarter is limited being only a few days in, we’re pleased with our initial trajectory. Based on our expectations today, we’re confident that first quarter and full year 2024 revenue and Adjusted Revenue4 will grow mid-single digit percentages year-over-year and Adjusted EBITDA Margin5 will be in the high twenty-percent range for both periods. We look forward to providing fulsome first quarter and 2024 guidance on our fourth quarter earnings call in February.”
Preliminary Fourth Quarter and Full Year 2023 Financial Results
Fourth quarter and full year 2023 revenue and Adjusted Revenue1,2 is expected to exceed the November guidance range. Fourth quarter revenue and Adjusted Revenue1,2 is expected to be in the range of approximately $195 million to $197 million, an increase of approximately 6% to 7% year-over-year. Full year 2023 revenue1,2 is expected to be in the range of approximately $749 million to $751 million, a decrease of approximately 2% year-over-year. Full year 2023 Adjusted Revenue1,2 is expected to be in the range of approximately $759 million to $761 million, a decrease of approximately 1% year-over-year. The increase in fourth quarter revenue and Adjusted Revenue1,2 was primarily driven by organic growth in Prescription Transactions Revenue.
Fourth quarter revenue and Adjusted Revenue1,2 outperformance relative to our November guidance was primarily attributable to higher growth in Prescription Transactions Revenue reflecting stronger seasonal respiratory illness impacts, milder weather conditions, and quarter-specific favorability related to certain client contracts.
1 Revenue for the third quarter of 2023 was impacted by a $10.0 million client contract termination payment, which was recognized as a reduction of revenue, in connection with our plan to de-prioritize certain solutions under our pharma manufacturer solutions offering approved by our board of directors on August 7, 2023 (the “Restructuring Plan”). For the full year 2023, revenue of $749 million to $751 million, excluding the $10 million client contract termination costs incurred in the third quarter of 2023, represents Adjusted Revenue. For all other periods, revenue equals or is expected to equal Adjusted Revenue.
2 Adjusted Revenue, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and are presented for supplemental informational purposes only. Refer to the Non-GAAP Financial Measures section below for definitions, additional information, and reconciliations to the most directly comparable GAAP measures, as applicable.
3 Adjusted EBITDA Margin is Adjusted EBITDA divided by Adjusted Revenue. The Company provided the foregoing unaudited, preliminary fourth quarter and full year 2023 results regarding Adjusted EBITDA Margin but has not provided a reconciliation of GAAP net income or loss margin to such Adjusted EBITDA Margin because certain GAAP expense items are highly variable and management is currently unable to estimate them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of legal settlement expenses, income tax provision/benefit, and any adjustments to the preliminary results that are identified in the process of closing the Company’s books for the year then ended are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results. GAAP results and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure will be presented in connection with the Company’s press release reporting finalized financial results for the fourth quarter and full year 2023 fiscal periods scheduled to be released on or about February 29, 2024.
4 Adjusted Revenue is a non-GAAP financial measure and is presented for supplemental informational purposes only. We expect revenue, the most directly comparable financial measure calculated in accordance with GAAP, to equal Adjusted Revenue for the first quarter and full year of 2024.
5 Adjusted EBITDA Margin is a non-GAAP financial measure and is presented for supplemental informational purposes only. We have not reconciled our Adjusted EBITDA Margin guidance to GAAP net income or loss margin, because we do not provide guidance for GAAP net income or loss margin due to the uncertainty and potential variability of stock-based compensation expense and related payroll taxes, legal settlement expenses, and income tax provision/benefit, which are reconciling items between Adjusted EBITDA Margin and GAAP net income or loss margin. Because such items cannot be provided without unreasonable efforts, we are unable to provide a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure. However, such items could have a significant impact on our future GAAP net income or loss margin.

Exhibit 99.1
Fourth quarter and full year 2023 Adjusted EBITDA Margins2,3 are expected to be on the upper end of the November guidance ranges. The increase in fourth quarter Adjusted EBITDA Margin2,3 relative to our November guidance was primarily attributable to the increase in revenue and Adjusted Revenue1,2.
Set forth in this release are certain estimated preliminary financial results for the fourth quarter and fiscal year ended December 31, 2023. These estimates are based on the information available to us at this time. Our financial closing procedures for the fourth quarter and full-year 2023 are not yet complete and, as a result, our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing and review procedures, the execution of our internal control over financial reporting, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter and fiscal year ended December 31, 2023 are finalized. The estimated preliminary financial results have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.
GoodRx expects to report finalized financial results for the fourth quarter and full year 2023 on or about February 29, 2024.
42nd Annual J.P. Morgan Healthcare Conference
The Company is scheduled to participate in a fireside chat at the 42nd Annual J.P. Morgan Healthcare Conference today, January 10, 2024, at 8:15 a.m. Pacific Time (11:15 a.m Eastern Time). The live webcast will be available on the Company's Investor Relations website, https://investors.goodrx.com/. Following the conference, an archived recording will be available on the Company’s website for at least 30 days.
About GoodRx
GoodRx is the leading destination for prescription savings. We offer consumers free access to transparent and lower prices for generic and brand medications, as well as comprehensive healthcare research and information. We also equip healthcare providers with efficient ways to find and prescribe affordable medications. Since 2011, GoodRx has helped consumers save more than $65 billion and is one of the most downloaded medical apps over the past decade.
GoodRx periodically posts information that may be important to investors on its investor relations website at https://investors.goodrx.com. We intend to use our website as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors and potential investors are encouraged to consult GoodRx’s website regularly for important information, in addition to following GoodRx’s press releases, filings with the Securities and Exchange Commission (the “SEC”) and public conference calls and webcasts. The information contained on, or that may be accessed through, GoodRx’s website is not incorporated by reference into, and is not a part of, this press release.
Investor Contact
GoodRx
Whitney Notaro
ir@goodrx.com
Press Contact
GoodRx
Lauren Casparis
lcasparis@goodrx.com

Forward-Looking Statements

Exhibit 99.1
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our anticipated financial results for the fourth quarter and full year 2023, and our future results of operations, growth and financial outlook. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, risks related to the completion of closing and review procedures and the execution of the Company’s internal control of financial reporting, as well as the other important factors discussed in the section entitled “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and in our other filings with the SEC. The forward-looking statements in this press release are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Non-GAAP Financial Measures

Adjusted Revenue, Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Collectively, we refer to these non-GAAP financial measures as “Non-GAAP Measures."
We define Adjusted Revenue for a particular period as revenue excluding client contract termination costs associated with restructuring related activities. We exclude these costs from revenue because we believe they are not indicative of past or future underlying performance of the business.
We define Adjusted EBITDA for a particular period as net income or loss before interest, taxes, depreciation and amortization, and as further adjusted for, as applicable for the periods presented, acquisition related expenses, stock-based compensation expense, payroll tax expense related to stock-based compensation, loss on extinguishment of debt, financing related expenses, loss on operating lease assets, restructuring related expenses, legal settlement expenses, charitable stock donation, gain on sale of business, and other income or expense, net. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of Adjusted Revenue.
We believe these Non-GAAP Measures are helpful to investors, analysts and other interested parties because they assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted Revenue, Adjusted EBITDA and Adjusted EBITDA Margin are also key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. In addition, Adjusted Revenue, Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate and assess performance.
The Non-GAAP Measures are presented for supplemental informational purposes only and should not be considered as alternatives or substitutes to financial information presented in accordance with GAAP. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.
The following table presents a reconciliation of revenue, the most directly comparable financial measures calculated in accordance with GAAP, to Adjusted Revenue:

Exhibit 99.1

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands, unaudited)	2023	2022	2023	2022
Revenue	$196,000	$184,109	$750,000	$766,554
Adjusted to exclude the following:
Client contract termination costs (1)	—	—	10,000	—
Adjusted Revenue	$196,000	$184,109	$760,000	$766,554
————————————————————————————
(1)Client contract termination costs represent a payment to a pharma manufacturer solutions client to terminate certain contracts in connection with the Restructuring Plan, which was recognized as a reduction of revenue in the third quarter of 2023.
Note: Reconciliation provided at the mid-point of our preliminary revenue range.